Exhibit (a)(7)
ELECTION FORM
American Italian Pasta Company Retirement Savings Plan

Use this Election Form to make an election to tender or not to tender the Plan Shares in your Plan Account (capitalized terms in this Election Form are defined in the accompanying letter regarding your American Italian Pasta Company Stock in the American Italian Pasta Company Retirement Savings Plan). To make this election, your Election Form must be received no later than 3 p.m., Central Daylight Saving Time (“CDT”), on July 16, 2010 (“Plan Deadline”), unless the offer is extended, in which case your Election Form must be received by the Extended Plan Deadline. Any extensions of the expiration date for the Offer will be publicly announced.
     In accordance with the Offer to Purchase dated June 24, 2010, a copy of which I have received, I hereby instruct the Trustee of the American Italian Pasta Company Retirement Savings Plan as follows regarding whether to tender or not to tender Plan Shares in my Plan Account prior to the expiration of such Offer to Purchase, as shown below.
STEP 1
     Check one Option below. If you choose Option B, then you must also specify the percentage of Plan Shares in your Plan Account that you wish to tender in the Offer. Please note that if the percentage results in a fractional share, then the instructions will be interpreted as direction not to tender the fractional share.

☐ Option A — Tender all Plan Shares	☐ Option B — Tender a percentage of your Plan Shares
Check this Option if you wish to tender all of the Plan Shares in your Plan Account.	Check this Option if you wish to tender a percentage of the Plan Shares in your Plan Account. Please indicate the percentage of Plan Shares in your Plan Account that you wish to tender in the Offer (in whole percentages only):

I wish to tender percent of the Plan Shares in my Plan Account.

☐ Option C —Tender no Plan Shares Check this Option if you wish not to tender any of the Plan Shares in your Plan Account

STEP 2
Sign this form and provide the following information.

Participant Signature:	Date:

Participant Name (print):

Social Security Number:	Daytime Telephone Number:

STEP 3
Mail or Fax this Election Form promptly to the following mail address or fax number:

Mail Address:	Computershare Trust Company, N.A.
Attn: Corporate Actions
250 Royall Street
Canton, MA 02021

Fax Number:	(617) 360-6810
     The method of delivery of this document is at the option and risk of the tendering participant. In all cases, sufficient time should be allowed to assure timely delivery. Incorrectly completed or unsigned forms will be discarded in the Offer.
     This Election Form must be received by 3 p.m., CDT, on July 16, 2010 (or any Extended Deadline — see cover letter to this Form).

WITHDRAWAL FORM
American Italian Pasta Company Retirement Savings Plan

Use this Withdrawal Form to withdraw a prior election that you made on an Election Form. For your withdrawal to be effective, your Withdrawal Form must be received by the same deadline as shown on the Election Form (capitalized terms in this Withdrawal Form are defined as indicated in the Election Form).
     I hereby instruct the Trustee of the American Italian Pasta Company Retirement Savings Plan to withdraw, from the Offer to Purchase dated June 24, 2010, all Plan Shares in my Plan Account that I previously instructed the Trustee to tender on my behalf.

Participant Signature:	Date:

Participant Name (print):

Social Security Number:	Daytime Telephone Number:

DO NOT USE THIS FORM TO MAKE AN
ELECTION REGARDING TENDER OF YOUR PLAN SHARES.

ONLY USE THIS FORM TO WITHDRAW YOUR
PREVIOUS ELECTION REGARDING TENDER OF PLAN SHARES.

Mail or fax this Withdrawal Form to the following mail address or fax number:

Mail Address:	Computershare Trust Company, N.A.
Attn: Corporate Actions
250 Royall Street
Canton, MA 02021

Fax Number:	(617) 360-6810